CREDIT AGREEMENT

Dated as of January 4, 2008

between

DOCUMENT SECURITY SYSTEMS, INC.
as Borrower,

and

PATRICK WHITE
as Lender.

CREDIT AGREEMENT

Credit Agreement (“Agreement”), made January 4, 2008 by and between DOCUMENT SECURITY SYSTEMS, INC. (the “Company”) and PATRICK WHITE (“Lender”).

WITNESSETH:

WHEREAS, the Lender has agreed to to loan certain funds to the Company, and the Company has agreed to borrow certain funds from Lender, subject to the terms and conditions set forth therein;

NOW THEREFORE, in consideration of the terms and conditions contained herein, and of any loans or extensions of credit heretofore, now or hereafter made to or for the benefit of the Company by the Lender (all of said loans hereafter referred to as the “Loans”), the parties hereto hereby agree as follows:

1.	DEFINITIONS.

1.1. General Terms. When used herein, the following terms shall have the following meanings:

(i) “Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which Company (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership.

(ii) “Affiliate” shall mean any Person (1) which directly or indirectly controls, or is controlled by, or is under common control with the Company or a Subsidiary; (2) which directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of the Company or any Subsidiary; or (3) five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the Company or a Subsidiary. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

(iii) “Available Principal Balance” shall mean an amount equal to the Maximum Revolving Facility the outstanding principal balance of Revolving Credit Loans.

(iv) “Business Day” means any day other than a Saturday, Sunday, or other day on which commercial lenders in New York, New York are authorized or required to close under the laws of the State of New York.

(v) “Capital Lease” means all leases which have been or should be capitalized on the books of the lessee in accordance with GAAP.

(vi) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and published interpretations thereof.

(vii) “Debt” means (1) indebtedness or liability for borrowed money; (2) obligations evidenced by bonds, debentures, notes, or other similar instruments; (3) obligations for the deferred purchase price of property or services (including trade obligations); (4) obligations as lessee under Capital Leases; (5) current liabilities in respect of unfunded vested benefits under Plans covered by ERISA; (6) obligations under letters of credit; (7) obligations under acceptance facilities; (8) all guaranties, endorsements (other than for collection of deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or entity, or otherwise to assure a creditor against loss; and (9) obligations secured by any Liens, whether or not the obligations have been assumed.

(viii) “Default” shall mean the occurrence or existence of any one or more of the following events.

(a) The Company fails to pay any of its material “Liabilities” (as hereinafter defined) when due and said failure continues for a period of thirty (30) days after written notice of same from the Lender to the Company;

(b) Company fails or neglects to perform, keep or observe any of the covenants, conditions or agreements contained in this Agreement (other than those as stated in Sections 5.1, 5.2, 5.3 and 5.8, and all negative covenants contained in Section 6 hereof with respect to all of which no notice and cure period shall be applicable; and those stated in Section 5.9 which shall not be considered a ground of Default unless the failure to comply with same continues for a period of fifteen (15) days after written notice of same from the Lender to the Company) or in any of the other Loan Documents executed by Company and said failure continues for a period of thirty (30) days after written notice of same from the Lender to the Company;

(c) Any warranty or representation now or hereafter made by the Company in connection with this Agreement or any of the other Loan Documents is untrue or incorrect in any material respect, or any schedule, certificate, statement, report, financial data, notice, or writing furnished at any time by the Company to the Lender is untrue or incorrect in any material respect, on the date as of which the facts set forth therein are stated or certified;

(d) A proceeding under any Bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed against Company which is not dismissed within sixty (60) days of its filing, or a proceeding under any Bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed by Company or the Company makes an assignment for the benefit of creditors or Company takes any corporate action to authorize any of the foregoing;

(e) Company voluntarily or involuntarily dissolves or is dissolved, terminates or is terminated;

(f) Company becomes insolvent or fails generally to pay its debts as they become due, including with access to the Available Principal Balance, and said failure continues for a period of thirty (30) days after written notice of same from the Lender to the Company;

(g) A default under any of the other Transaction Documents;

(h) One or more judgments, decrees, or judicial orders for the payment of money which in the aggregate, in any fiscal year of Company, exceeds $250,000.00 shall be rendered against the Company or any of its Subsidiaries, and such judgments, decrees, or judicial orders shall continue unsatisfied and in effect for a period of thirty (30) consecutive days without being vacated, discharged, satisfied, or stayed or appealed;

(ix) “GAAP” means generally accepted accounting principles in the United States.

(x) “Liabilities” shall mean all of Company’s liabilities, obligations, and indebtedness to Lender of any and every kind and nature, whether heretofore, now or hereafter owing, arising, due or payable and howsoever evidenced, created, incurred, acquired, or owing, whether primary, secondary, direct, contingent, fixed or otherwise (including obligations of performance and all Rate Hedging Obligations) whether arising under or in accordance with the Transaction Documents or otherwise.

(xi) “LIBOR Loan” means any Loan when and to the extent that the interest rate therefor is determined by reference to the one-year LIBOR Interest Rate.

(xii) “Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the New York Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

(xiii) “Maximum Revolving Commitment” shall mean $600,000.00.

(xiv) “Permitted Liens” shall mean (i) Liens securing the payment of taxes, either not yet due or the validity amount or imposition of which is being contested in good faith by appropriate proceedings, (ii) the Liens and security interests in favor of the Lender, (iii) currently existing Liens as of the date of the Agreement, (iv) Liens securing the repayment of indebtedness of the Company to Fagenson & Co., as agent for certain lenders, (v) purchase money liens to third parties in connection with new equipment purchases or Capital Leases provided the aggregate purchase price for said equipment and total lease payments under any Capital Leases does not exceed $150,000 in any fiscal year of Company.

(xv) “Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party, or government (whether national, federal, state, provincial, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

(xvi) “Principal Office” means the Lender’s office at 28 East Main Street, Suite 1525, Rochester, NY 14614.

(xvii) “Rate Hedging Obligations” shall mean any and all obligations of the Company or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements designed to protect the Company or any Subsidiary from the fluctuations of interest rates, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to: interest rate swap agreements, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap, floor or collar agreements, forward rate currency agreements or agreements relating to interest rate options, puts and warrants, and (ii) any and all agreements relating to cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

(xviii) “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as amended or supplemented from time to time.

(xix) “Revolving Credit Loans” shall have the meaning assigned to such term in Section 2.1.

(xx) “Revolving Note” shall mean that certain Six Hundred Thousand and No/100 Dollar ($600,000.00) note dated of even date herewith substantially in the form of Exhibit B hereto executed by Company and made payable to the order of Lender.

(xxi) “Security Agreement” shall mean a security agreement encumbering all of the Company’s accounts receivable to secure the Company’s obligations hereunder, substantially in the form of Exhibit A hereto.

(xxii) “Subsidiary” shall mean, as to the Company, a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by the Company.

(xxiii) “Termination Date” shall mean January 4, 2010.

(xxiv) “Transaction Document(s)” means this Agreement, the Revolving Note, and the Pledge and Security Agreement.

1.2. Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with GAAP.

1.3. Others Defined in New York Uniform Commercial Code. All other terms contained in this Agreement (and which are not otherwise specifically defined herein) shall have the meanings provided by the Uniform Commercial Code of the State of New York (the “Commercial Code”) to the extent the same are used or defined therein.

2.	CREDIT.

2.1. Revolving Loan. If a Default does not exist, and subject to the provisions of Article 3 below, the Lender shall, until but not after the Termination Date, advance to the Company, on a revolving credit basis loans (the “Revolving Credit Loans”), in an amount not to exceed at any time the Available Principal Balance. Subject to Section 2.2, each Revolving Credit Loan to the Company shall, on the day of such advance be deposited, in immediately available funds, in such account as the Company may, from time to time, designate. The indebtedness of Company under all Revolving Credit Loans shall be evidenced by the Revolving Note. Each Revolving Credit Loan shall be in an amount not less than Ten Thousand and No/100 ($10,000.00) Dollars. Within the terms of this Agreement, the Company may borrow, repay pursuant to Section 2.6, and reborrow under this Section 2.1.

2.2. Maximum Principal Balance of Revolving Loan. The aggregate outstanding principal balance of all Revolving Credit Loans shall at no time exceed the Maximum Revolving Commitment. The aggregate outstanding principal balance of the Revolving Credit Loans at any time shall be the amounts advanced from time to time to Company and not repaid under Section 2.6. The Company agrees that if at any time any such excess shall arise, the Company shall upon written request of Lender immediately pay to the Lender such amount as may be necessary to eliminate such excess.

2.3. Notice and Manner of Borrowing. The Company shall give the Lender written (including via e-mail) or telefax notice (effective upon receipt) of any Revolving Credit Loans under this Agreement, at least three (3) Business Days before any Revolving Credit Loan specifying: (1) the date of such Loan; and (2) the amount of such Loan. Not later than 1:00 P.M. New York City time on the date of such Revolving Credit Loan and upon fulfillment of the applicable conditions set forth herein, the Lender will make such Revolving Credit Loan available to the Company in immediately available funds by crediting the amount thereof to the applicable account of the Company.

2.4. Interest. The Company shall pay interest to the Lender on the outstanding and unpaid principal amount of the Revolving Credit Loans made under this Agreement at a rate of two percent (2%) in excess of the then in effect one-year LIBOR rate per annum. Interest shall be calculated on the basis of a year of 360 days for the actual number of days elapsed. The Company shall pay interest quarterly in arrears no later than the tenth day of each calendar quarter commencing with the first calendar quarter following the disbursement of any Revolving Credit Loan. Any principal amount not paid when due (at maturity, by acceleration or otherwise) shall bear interest thereafter until paid in full, payable on demand, at a rate per annum equal to four (4%) percent over the then applicable interest rate due under each Loan (the “Default Rate”).

2.5. Prepayments. The Company may prepay any Loan upon at least two (2) Business Days’ notice to the Lender in whole or in part with accrued interest to the date of such prepayment on the amount prepaid.

2.6. Method of Payment. The Company shall make each payment under this Agreement and under the Revolving Note not later than 2:00 P.M. New York time on the date when due in lawful money of the United States to the Lender at its Principal Office in immediately available funds. The Company hereby authorizes the Lender, if and to the extent payment is not made when due under this Agreement or under the Revolving Note, to offset from any funds of the Company in any capacity with the Lender any amount so due. Whenever any payment to be made under this Agreement or under the Revolving Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest, as the case may be.

2.7.  Use of Proceeds. The Company will use the proceeds of the Loans in accordance with a current operating budget as provided to Lender or as otherwise approved by Lender. The Company will not use any of the proceeds of the Loans to purchase or carry any “margin stock” (as defied in Regulation U of the Board of Governors of the Federal Reserve System) or to make any Acquisition without the consent of the Lender. The Company’s use of the proceeds of any advances and readvances made by the Lender to the Company pursuant to this Agreement are, and will continue to be, legal and proper corporate uses (duly authorized by its Board of Directors, if necessary pursuant to applicable corporate law, rule or regulation) and such uses are and will be consistent with all applicable laws and statutes, as in effect as of the date hereof.

2.8. Illegality. Notwithstanding any other provision in this Agreement, if the Lender reasonably determines that any applicable law, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any request or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency shall make it unlawful or impossible for the Lender to maintain its commitment under this Agreement, then upon notice to the Company by the Lender the commitment of the Lender under this Agreement shall terminate; and the outstanding principal amount of the Loans, together with interest accrued thereon, and any other amounts payable to the Lender under this Agreement shall be repaid (a) immediately upon demand of the Lender if such change or compliance with such request, in the judgment of the Lender, requires immediate repayment; or (b) at the conclusion of the last calendar month before the effective date of any such change or request.

2.9. Increased Cost. The Company shall pay to the Lender from time to time such reasonable amounts as the Lender may determine to be necessary to compensate the Lender for any costs incurred by the Lender which Lender determines are attributable to its making or maintaining any Loans hereunder or its obligation to make any such Loans hereunder, or any reduction in any amount receivable by the Lender under this Agreement or the Revolving Note in respect of any such loans or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any change after the date of this Agreement in U.S. federal, state, municipal, or foreign laws or regulations (including Regulation D and any applicable currency reserve requirements), or the adoption or making after such date of any interpretations, directives, or requirements applying to a class of lenders including the Lender or under any U.S. federal, state, municipal, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof (“Regulatory Change”), which: (1) changes the basis of taxation of any amounts payable to the Lender under this Agreement or the Revolving Note in respect of any of such Loans (other than taxes imposed on the overall net income of the Lender for any of such Loans by the jurisdiction where the Principal Office is located); or (2) imposes or modifies any reserve, special deposit, compulsory loan, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, the Lender; or (3) imposes any other conditions affecting this Agreement or the Revolving Note (or any of such extensions of credit or liabilities). The Lender will notify the Company in writing of any event occurring after the date of this Agreement which will entitle the Lender to compensation pursuant to this Section 2.9 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.

Reasonable determinations by the Lender for purposes of this Section 2.9 of the effect of any Regulatory Change on its costs of making or maintaining Loans or on amounts receivable by it in respect of Loans, and of the additional amounts required to compensate the Lender in respect of any Additional Costs, shall be conclusive, provided that such determinations are made on a reasonable basis, are not subject to manifest error and the written basis for said determinations are given to Company.

2.10. Risk-Based Capital. In the event the Lender determines that (1) compliance with any judicial, administrative, or other governmental interpretation of any law or regulation or (2) compliance by Lender or any corporation controlling the Lender with any guideline or request from any central lender or other governmental authority (whether or not having the force of law) has the effect of requiring an increase in the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender, and the Lender determines that such increase is based upon its obligations hereunder, and other similar obligations, the Company shall pay to the Lender such additional amount as shall be certified by the Lender to be the amount allocable to the Lender’s obligations to the Company hereunder. The Lender will notify the Company in writing of any event occurring after the date of this Agreement that will entitle the Lender to compensation pursuant to this Section 2.10 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.

Determinations by the Lender for purposes of this Section 2.10 of the effect of any increase in the amount of capital required to be maintained by the Lender and of the amount allocable to the Lender’s obligations to the Company hereunder shall be conclusive, provided that such determinations are made on a reasonable basis, are not subject to manifest error and the written basis for said determinations are given to Company.

3.	CONDITIONS OF ADVANCES.

Notwithstanding any other provisions contained in this Agreement, the making of any advance in connection with any Revolving Loan shall be conditioned upon the following:

3.1. Representations and Warranties

(i) The following statements shall be true on and as of the date of each advance as though made on and as of such date; and

(ii) No Default has occurred and is continuing, or would result from such advance; and

(iii) The Lender shall have received the executed Transaction Documents in a form and content reasonably acceptable to Lender; and

(iv) The Lender shall have received such other approvals, opinions, or documents as the Lender may reasonably request including but not limited to an opinion of counsel to Company, in a form and content acceptable to Lender; and tax, judgment, pending litigation and Uniform Commercial Code searches showing no matters objectionable to Lender.

3.2. Financial Condition. No material adverse change, as determined by Lender in its reasonable discretion, in the financial condition or operations of the Company, shall have occurred and be continuing at any time or times subsequent to, as applicable the most recent financial statement provided by the Company. In no event shall Lender’s agreement to continue to honor requests for advances be deemed to constitute a waiver by the Lender of its absolute right at any time in the future to notify the Company of a material adverse change in the financial condition or operations of the Company, based upon information in the possession of Lender prior to any advance of funds hereunder.

3.3. Security Agreement. The Security Agreement shall be duly executed and delivered by the Company, and shall be validly enforceable in accordance with its terms.

3.4. No Default. No Default shall have occurred and be continuing under this Agreement or any of the Transaction Documents.

3.5. Completeness of Representations. The representations and warranties set forth in the Transaction Documents shall, as of the date hereof, be true, correct and complete in all respects.

3.6. Other Requirements. Lender shall have received, in form and substance reasonably satisfactory to Lender, all certificates, orders, authorities, consents, affidavits, schedules, instruments, security agreements, financing statements, mortgages, financial statements including any other documents which carry out the purposes of this Agreement and which are provided for hereunder, or which Lender may at any time reasonably request.

4.	REPRESENTATIONS AND WARRANTIES.

The Company represents and warrants that as of the date of the execution of this Agreement, and continuing so long as any Liabilities remain outstanding, and (even if there shall be no Liabilities outstanding) so long as this Agreement remains in effect:

4.1. Corporate Existence. The Company is a corporation duly organized and in good standing under the laws of the state of its incorporation or such other state as may be permitted under this Agreement. The Company is duly qualified as a foreign corporation and in good standing in all other states or jurisdictions, whether foreign or domestic, where the nature and extent of the business transacted by it or the ownership of its assets makes such qualification necessary.

4.2. Corporate Authority. The execution and delivery by the Company of this Agreement and of all of the other Transaction Documents by Company to which it is a party and the performance of the Company’s obligations hereunder and of Company’s obligations thereunder: (i) are within the Company’s corporate powers; (ii) are duly authorized by the Company’s Board of Directors and, if necessary, the Company’s stockholders; (iii) are not in contravention of the terms of the Company’s Articles of Incorporation, Charter, or By-Laws, or any other organizational documents or of any indenture, agreement or undertaking to which the Company is a party or by which the Company or any of its property is bound; (iv) do not, as of the execution hereof, require any governmental consent, registration or approval; (v) to the best of the Company’s knowledge, do not contravene any contractual or governmental restriction binding upon the Company.

4.3. Financial Data. The financial statements to be furnished to the Lender will be in accordance with the books and records of the Company and will fairly present the financial condition of the Company at the dates thereof and the results of operations for the periods indicated (subject, in the case of unaudited financial statements, to normal year-end adjustments), and such financial statements will be prepared in conformity with generally accepted accounting principles consistently applied throughout the periods involved. All information, reports and other papers and data furnished to the Lender are or will be, at the time the same are so furnished to the Lender, accurate, correct and complete in all material respects.

4.4. Collateral. Except for Permitted Liens, all of the property of Company is and will continue to be owned by the Company, has been fully paid for (except for Debt relating to Permitted Liens) and is free and clear of all security interests, liens, claims, and encumbrances.

4.5. Solvency. After taking into account the funds available under this Agreement, the Company is solvent, is able to pay its debts as they become due and has capital sufficient to carry on its businesses and all business in which it is about to engage. The Company will not be rendered insolvent by the execution and delivery of this Agreement or any of the Loan Documents to which it is a signatory or by the transactions contemplated hereunder or thereunder.

4.6. Chief Place of Business. As of the execution hereof, the principal place of business of the Company is located at 28 East Main Street, Suite 1525, Rochester, NY 14614. If any change in such location occurs, the Company shall promptly notify the Lender thereof. As of the execution hereof, the books and records of the Company and all chattel paper and all records of account are located at the aforesaid office of the Company and if any change in such location occurs, the Company shall promptly notify the Lender thereof.

4.7. Other Corporate Names. As of the date hereof, the Company is not using any corporate or fictitious names other than the corporate name shown on the Company’s Articles of Incorporation or other applicable charter or organizational documents.

4.8. Tax Liabilities. The Company will file and will cause any Subsidiary to file all federal, state and local tax reports and returns required by any US or other applicable law or regulation to be filed by it or said Subsidiary, except for extensions duly obtained, and has either duly paid all taxes, duties and charges indicated due on the basis of such returns and reports, or made adequate provision for the payment thereof, and the assessment of any material amount of additional taxes in excess of those paid and reported is not reasonably expected. The Company believes that the reserves for taxes reflected on the balance sheets of Company submitted to Lender in accordance with this Agreement will be adequate in amount for the payment of all liabilities for all taxes (whether or not disputed) of the Company accrued through the date of such balance sheet. There are no material unresolved questions or claims concerning any tax liability of the Company.

4.9. Contingent Obligations. Except as specifically referenced in the financial statements described in this Agreement and delivered to Lender prior to the date hereof or other than as permitted by this Agreement, the Company has not guaranteed the obligation of any other Person.

4.10. Margin Security. The Company’s execution and delivery of this Agreement and each of the Loan Documents to which it is a party does not directly or indirectly violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including without limitation, Regulation U, G, T or X of the Board of Governors of the Federal Reserve System (12 CFR 221, 207, 220 and 224, respectively; “Regulation U”, “Regulation G”, “Regulation T” and “Regulation X”, respectively) and Company does not own or intend to purchase or carry any “margin security,” as defined in Regulations U, G, T or X.

4.11. Survival of Warranties. All representations and warranties contained in this Agreement or any of the other Loan Documents shall survive the execution and delivery of this Agreement.

4.12. Litigation and Proceedings. Other than as disclosed in the Company’s filings with the Securities and Exchange Commission, there are no judgments outstanding against the Company or any Subsidiary and, there is no pending or, to the Company’s knowledge, threatened litigation, contested claim, or governmental proceeding by or against the Company which would have a materially adverse effect on the financial condition or operation of the Company.

4.13. Other Agreements. The Company is not in default under any material contract, lease, loan, mortgage, or indenture to which it is a party or by which it or its property is bound which would have a materially adverse effect on the financial condition or operation of the Company.

4.14. Compliance with Laws and Regulations. The execution and delivery by the Company of this Agreement and the execution and delivery by the Company of all of the other Loan Documents to which it is a signatory and the performance of the Company’s obligations hereunder and the Company’s obligations thereunder are not in contravention of any law or laws. The Company is in material compliance with all laws, orders, regulations and ordinances of all federal, foreign, state and local governmental authorities relating to the business operations and the assets of the Company.

4.15. Patents, Trademarks and Licenses. The Company possesses adequate assets, licenses, patents, patent applications, copyrights, service marks, trademarks and trade names to continue to conduct its businesses as heretofore conducted by it.

4.16. Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable Bankruptcy, insolvency, and other similar laws affecting creditors’ rights generally.

4.17. Material Adverse Change. There has been no material and adverse change in the assets, liabilities or financial or other condition of the Company since the date of any of the Financial Statements delivered to Lender under this Agreement.

5.	AFFIRMATIVE COVENANTS.

The Company covenants and agrees that so long as any Liabilities remain outstanding, and (even if there shall be no Liabilities outstanding) so long as this Agreement remains in effect:

5.1. Financial Statements. The Company shall keep and cause each Subsidiary to keep proper books of record and account in which full and true entries will be made of all dealings or transactions of or in relation to the businesses and affairs of the Company in accordance with GAAP consistently applied.

5.2. Inspection. The Lender, or any Person designated by Lender in writing, shall have the right, from time to time hereafter, to call at the Company’s place or places of business during reasonable business hours upon three (3) days prior notice, and, without hindrance or delay, (i) to inspect, audit, check and make copies of and extracts from the Company’s and Subsidiary’s respective books, records, journals, orders, receipts and any correspondence and other data relating to the Company’s and any Subsidiary’s businesses or to any transactions between the parties hereto, and (ii) to discuss the respective affairs, finances and businesses of the Company and any Subsidiary with any of the respective officers, employees or directors of the Company or Subsidiary.

5.3. Conduct of Business. The Company shall maintain its corporate existence, shall maintain in full force and effect all licenses, bonds, franchises, leases, trademarks, patents, contracts and other rights necessary or reasonably desirable to the profitable conduct of its businesses, shall continue in, and limit its operations to, the same general type of business as that presently conducted by it and shall comply in all material respects with all applicable laws and regulations of any federal, state or local governmental authority.

5.4. Claims and Taxes. The Company agrees to indemnify and hold the Lender harmless from and against any and all claims, demands, liabilities, losses, damages, penalties, costs, and expenses (including reasonable attorneys’ fees) relating to or in any way arising out of the possession, use, operation or control of any of the Company’s assets. The Company shall pay or cause to be paid all license fees, bonding premiums and related taxes and charges, and shall pay or cause to be paid all taxes, assessments and government charges or levies on it or its properties, at such times and in such manner as to prevent any penalty from accruing or any lien or charge from attaching to such property, provided that the Company shall have the right to contest in good faith, by an appropriate proceeding promptly initiated and diligently conducted, the validity, amount or imposition of any such tax, assessment, charge or levy.

5.5. Lender’s Closing Costs and Expenses. The Company shall reimburse the Lender on demand for all reasonable expenses and fees paid or incurred in connection with the documentation, negotiation and closing of the transactions described herein, including, without limitation, filing and recording fees and reasonable attorneys’ fees of Lender’s counsel.

5.6. Maintain Property. The Company will maintain its property in good condition (reasonable wear and tear excepted) and make all necessary renewals, repairs, replacements, additions, betterments and improvements thereto.

5.7. Company’s Property and Liability Insurance. The Company shall at its expense, keep and maintain its assets insured against loss or damage by fire, theft, explosion, spoilage and all other hazards and risks ordinarily insured against by other owners or users of such properties in similar businesses in an amount reasonably acceptable to Lender. All such policies of insurance shall be in form and substance satisfactory to Lender. In addition, Company shall maintain adequate liability insurance in an amount, form and content reasonably acceptable to Lender.

5.8.  Notice of Suit or Adverse Change in Business. The Company shall, as soon as possible, and in any event within fifteen (15) days after it learns of the following, give written notice to the Lender of (i) any material proceeding(s) being instituted by or against the Company or any Subsidiary, in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign), and (ii) any material adverse change in the business, assets or condition, financial or otherwise, of the Company. For purposes of this Agreement, any information filed with the Securities and Exchange Commission shall satisfy the requirement of providing written notice to the Lender.

5.9. Reporting Requirements. The Company shall furnish to the Lender (for purposes of this Agreement, any information filed with the Securities and Exchange Commission shall be considered furnished to the Lender as of the date of such filing):

(i) Quarterly Financial Statements. As soon as available and in any event within forty-five (45) days after the end of each fiscal quarter balance sheets of the Company as of the end of such quarter, statements of income and retained earnings of the Company for the period commencing at the end of the previous quarter and ending with the end of such quarter, and statements of changes in financial position of the Company, all in reasonable detail and stating in comparative form the respective figures for the year to date and all prepared in accordance with generally accepted accounting principles consistently applied and certified by the chief financial officer of the Company.

(ii) Annual Financial Statements. As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, balance sheets of the Company as of the end of such fiscal year, and statements of income and retained earnings of the Company for such fiscal year, and statements of changes in financial position of the Company for such fiscal year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior fiscal year and all prepared on an audited basis, and in accordance with generally accepted accounting principles consistently applied by an accounting firm acceptable to the Lender.

(iii) Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign affecting the Company which, if determined adversely to the Company, would have a material adverse effect on the financial condition, properties, or operations of the Company.

(iv) Notice of Defaults and Events of Default. As soon as reasonably possible and in any event within five (5) days after the occurrence of each Default, a written notice setting forth the details of such Default and the action which is proposed to be taken by the Company, with respect thereto.

(v) General Information. Such other information respecting the condition or operations, financial or otherwise, of the Company as the Lender may from time to time reasonably request including without limitation customer lists including addresses of account debtors. Lender agrees to hold any confidential information which it may receive from Company pursuant to this Agreement in confidence except for disclosure on a need to know basis (i) to affiliates of Lender or any participants in the Loans, (ii) to legal counsel, accountants and other professional advisors to Lender, (iii) to regulatory officers, or (iv) to any Person as requested pursuant to or as required by law, regulation or legal process.

6.	NEGATIVE COVENANTS.

The Company covenants and agrees that so long as any Liabilities remain outstanding, and (even if there shall be no Liabilities outstanding) so long as this Agreement remains in effect (unless the Lender shall give its prior written consent thereto):

6.1. Encumbrances. Except for the Permitted Liens, the Company will not create, incur, assume, or suffer to exist, any mortgage, deed of trust, pledge, lien, security interest, hypothecation, assignment, deposit arrangement, or other preferential arrangement, charge, or encumbrance (including, without limitation, any conditional sale, or other title retention agreement, or finance lease) of any nature, upon or with respect to any of its properties, now owned or hereafter acquired, or sign or file, or permit any Subsidiary to sign or file, under the Uniform Commercial Code of any jurisdiction a financing statement (other than financing statements related to Permitted Liens and financing statements required to be executed by lessors under operating leases entered into by Company or any Subsidiary with said lessors) which names the Company as a debtor, or sign any security agreement authorizing any secured party thereunder to file such financing statement.

6.2. Disposal of Property. The Company shall not nor allow any Subsidiary to sell, assign, transfer or otherwise dispose of any of its respective equipment to any Person without the Lender’s prior written consent other than in the normal course of business in connection with the sale of obsolete or no longer used equipment of Company or any Subsidiary.

6.3. Amendment of Certificate of Incorporation or By-Laws. Company shall not amend its Articles of Incorporation or By-Laws, charter or other organizational documents without the Lender’s prior written consent.

6.4. Transactions with Affiliates. Company will not, without the prior written consent of the Lender, enter into any transaction including, without limitation, the lending or borrowing of monies, the purchase, sale or exchange of property or the rendering of any service to any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of Company’s business and upon fair and reasonable terms no less favorable to Company than would be obtained in a comparable arm’s length transaction with an unaffiliated person or corporation.

6.5. Acquisitions. The Company shall not directly or indirectly acquire or merge with any other Person without the prior written consent of Lender.

6.6. Debt. Company shall not incur any further Debt from any other Person other than (i) Debt owed by Company to the Lender or (ii) Debt to the Persons disclosed to Lender in the financial statements of Company delivered to Lender prior to the date hereof or (iii) accounts payable incurred in the ordinary course of business to trade creditors for goods or services or (iv) current operating liabilities incurred in the ordinary course of business (other than for borrowed money) or (v) Debt in connection with purchase money financing and Capital Leases but not exceeding the amount as set forth in Section 1.1(xx) or (vi) Debt owed to Fagenson & Co., as agents for certain lenders, under a Credit Agreement secured by the stock of Plastic Printing Professionals, Inc., the Company’s wholly owned subsidiary.

6.7. Dividends. Company may not pay any dividends or make any distributions to any shareholder of Company at any time that Revolving Loans are outstanding.

6.8. Mergers, Etc. The Company shall not wind up, liquidate or dissolve itself, reorganize, merge or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person.

6.9. Investments. The Company shall not make, or permit any Subsidiary to make, any loan or advance to any Person, or purchase or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, any capital stock, assets, obligations, or other securities of, make any capital contribution to, or otherwise invest in or acquire any interest in any Person, or participate as a partner or joint venturer with any other Person, except: (1) direct obligations of the United States or any agency thereof with maturities of one year or less from the date of acquisition; (2) commercial paper of a domestic issuer rated at least “A-1” by Standard & Poor’s Corporation or “P-1” by Moody’s Investors Service, Inc. at the time of said investment; (3) certificates of deposit with maturities of one year or less from the date of acquisition issued by any commercial Lender having capital and surplus in excess of Four Hundred Million and No/100 Dollars ($400,000,000.00) at the time of said investment; (4) stock, obligations, or securities received in settlement of debts (created in the ordinary course of business) owing to the Company or any Subsidiary; and (5) repurchase agreements or eurodollar currency deposit investments with any commercial Lender which meets the financial requirements of subsection (3) hereof at the time of said investment.

7.	DEFAULT, RIGHTS AND REMEDIES OF THE LENDER.

7.1. Liabilities. If a Default shall exist or occur and be continuing, and upon the expiration of any applicable cure period, the Lender may without notice declare all of the Liabilities immediately due and payable, in the Lender’s sole discretion, in either (a) immediately available funds or (b) newly issued common stock of the Company valued at the average closing price of the such common stock for the prior ten Business Days.

7.2. Rights and Remedies Generally. If a Default shall exist or occur and be continuing, and upon the expiration of any applicable cure period, the Lender shall have, in addition to any other rights and remedies contained in this Agreement and the Transaction Documents, all of the rights and remedies under applicable laws, all of which rights and remedies shall be cumulative, and none exclusive, to the extent permitted by law.

7.3. Termination of Agreements. Upon the occurrence of any Default, Lender may also, with or without proceeding with sale or foreclosure or demanding payment of the Liabilities, without notice, terminate Lender’s further performance under this Agreement or any other agreement or agreements between Lender and Company and in addition may suspend Lender’s obligation to make any further advances hereunder during any cure period without further liability or obligation by Lender, and may also, upon the occurrence of any Default, appropriate and apply on any Liabilities any and all balances, credits, deposits, accounts, reserves, indebtedness, or other monies due or owing to Company or held by Lender hereunder or under any such financing agreement or otherwise, whether accrued or not. Neither such termination, nor the termination of this Agreement by lapse of time, the giving of notice, or otherwise, shall absolve, release, or otherwise affect the liability of Company in respect of transactions had prior to such termination, nor affect any of the liens, security interests, rights, powers and remedies of Lender, but they shall, in all events, continue until all indebtedness and Liabilities of Company to Lender are satisfied. Lender shall not, in any manner, be liable to Company for any failure to make or continue to make any Loans or advances to Company hereunder as a result of Lender refusal to so make said Loans or advances in accordance with the terms of this paragraph.

7.4. Waiver of Demand. Demand, presentment, protest and notice of nonpayment are hereby waived by the Company. The Company also waives the benefit of all valuation, appraisal and exemption laws.

8.	MISCELLANEOUS.

8.1. Waiver. The Lender’s failure, at any time or times hereafter, to require strict performance by the Company of any provision of this Agreement shall not waive, affect or diminish any right of the Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by the Lender of a Default under this Agreement shall not suspend, waive or affect any other Default under this Agreement, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. None of the undertakings, agreements, warranties, covenants and representations of the Company contained in this Agreement and no Default under this Agreement shall be deemed to have been suspended or waived by the Lender unless such suspension or waiver is in writing signed by an officer of the Lender, and directed to the Company specifying such suspension or waiver. If requested in writing by Company, Lender shall give written confirmation to Company of any suspension or waiver by Lender as described in this Section.

8.2. Costs and Attorneys’ Fees. If at any time or times hereafter the Lender employs counsel in connection with any matters contemplated by or arising out of this Agreement, whether (a) to commence, defend, or intervene in any litigation or to file a petition, complaint, answer, motion or other pleadings, (b) to take any other action in or with respect to any suit or proceeding (Bankruptcy or otherwise), (c) to consult with officers of the Lender to advise the Lender, or (d) enforce any rights of the Lender to collect any of the Liabilities, then in any of such events, all of the reasonable attorneys’ fees arising from such services, and any expenses, costs and charges relating thereto, including, without limitation, all fees of all paralegals, together with interest at the Default Rate described in Section 2.6 above then in effect, shall be part of the Liabilities, payable on demand.

8.3. Expenditures by the Lender. In the event Company shall fail to pay taxes, insurance, assessments, costs or expenses which the Company is, under any of the terms hereof, required to pay, the Lender may, in its sole discretion, make expenditures for any or all of such purposes, and the amount so expended, together with interest thereon at the Default Rate described in Section 2.6 above, shall be part of the Liabilities, payable on demand.

8.4. Reliance by the Lender. All covenants, agreements, representations and warranties made herein by the Company, shall, notwithstanding any investigation by the Lender, be deemed to be material to, and to have been relied upon by, the Lender.

8.5. Parties. Whenever in this Agreement there is reference made to any of the parties hereto, such reference shall be deemed to include, wherever applicable, a reference to the respective successors and assigns of each of the Company, and the Lender.

8.6. Applicable Law; Severability. This Agreement shall be construed in all respects in accordance with, and governed by, the internal laws (as opposed to conflicts of law provisions) of the State of New York. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

8.7. Cumulative Effect. All covenants, conditions, provisions, warranties, guaranties, indemnities and other undertakings of the Company contained in this Agreement, or in the Loan Documents or in any schedule given to Lender or contained in any other agreement between Lender and the Company, heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions or agreements of the Company herein contained. The failure or delay of Lender to exercise or enforce any rights, liens, powers or remedies hereunder or under the Loan Documents or the other aforesaid agreements or other documents or against any security or collateral shall not operate as a waiver of such liens, rights, powers and remedies, but all such liens, rights powers and remedies shall continue in full force and effect until all Liabilities shall have been fully satisfied, and all liens, rights, powers and remedies herein provided for are cumulative and none are exclusive.

8.8. Amendments, Etc. No amendment, modification, termination, or waiver of any provision of the Agreement, any Loan Document, nor consent to any departure by any of the parties from any Loan Document to which it is a party, shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

8.9. Integration. This Agreement and the Loan Documents contain the entire agreement between the parties relating to the subject matter hereof and supersedes all oral statements and prior writings with respect thereto.

8.10. Indemnity. The Company hereby agrees to defend, indemnify, and hold the Lender harmless from and against any and all claims, damages, judgments, penalties, costs and expenses (including attorney fees and court costs now or hereafter arising from the aforesaid enforcement of this clause) arising directly or indirectly from the activities of the Company and its Subsidiaries, its predecessors in interest, or third parties with whom it has a contractual relationship, or arising directly or indirectly from the violation of any environmental protection, health, or safety law, whether such claims are asserted by any governmental agency or any other Person. This indemnity shall survive termination of this Agreement.

8.11. Submission to Jurisdiction; Waiver of Jury Trial. TO INDUCE THE LENDER TO MAKE THE LOANS EVIDENCED BY THIS AGREEMENT, THE COMPANY, IRREVOCABLY AGREES THAT, ALL ACTIONS ARISING DIRECTLY OR INDIRECTLY AS A RESULT OR IN CONSEQUENCE OF THIS AGREEMENT OR ANY OTHER AGREEMENT WITH THE LENDER SHALL BE INSTITUTED AND LITIGATED ONLY IN COURTS HAVING SITUS IN THE CITY OF ROCHESTER, NEW YORK, AND THE COMPANY HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION AND VENUE OF ANY STATE OR FEDERAL COURT LOCATED AND HAVING ITS SITUS IN SAID CITY, AND WAIVES ANY OBJECTION BASED ON FORUM NONCONVENIENS, AND THE COMPANY HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS, AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO THE COMPANY AT THE ADDRESSES INDICATED IN THE LENDER’S RECORDS IN THE MANNER PROVIDED BY APPLICABLE STATUTE, LAW, RULE OF COURT OR OTHERWISE.

THE LENDER AND THE COMPANY, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE IRREVOCABLY, THE RIGHT IT MAY HAVE TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER OBLIGATIONS OR ANY AGREEMENT, EXECUTED OR CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH OR ANY COURSE OF CONDUCT OR COURSE OF DEALING, IN WHICH THE LENDER AND THE COMPANY, OR ANY ONE OF THEM, ARE ADVERSE PARTIES. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER GRANTING ANY FINANCIAL ACCOMMODATION TO THE COMPANY. ALL WAIVERS HEREIN ARE MADE ONLY TO THE EXTENT PERMITTED BY APPLICABLE LAW.

8.12. Application of Payments. Notwithstanding any contrary provision contained in this Agreement, the Company irrevocably waives the right to direct the application of any and all payments at any time or times hereafter received by the Lender from or on behalf of the Company, and the Company does hereby irrevocably agree that the Lender shall have the continuing exclusive right to apply and reapply any and all payments received at any time or times hereafter, against the Liabilities in such manner as the Lender may deem advisable, notwithstanding any entry by the Lender upon any of its books and records.

8.13. Marshalling; Payments Set Aside. The Lender shall be under no obligation to marshall any assets in favor of the Company or any other party or against or in payment of any or all of the Liabilities. To the extent that the Company makes a payment or payments to the Lender or Lender enforces its security interests or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

8.14. Section Titles. The section titles contained in this Agreement shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties.

8.15. Continuing Effect. This Agreement shall continue in full force and effect so long as any Liabilities shall be owed to the Lender, and (even if there shall be no Liabilities outstanding) so long as this Agreement has not been terminated in accordance with its terms.

8.16. Notices. Except as otherwise expressly provided herein, any notice required or desired to be served, given or delivered hereunder shall be in writing, and shall be deemed to have been validly served, given, delivered and/or received when (i) presented personally, or (ii) on the second business day next following deposit in the United States mails, with proper postage prepaid, registered or certified, return receipt requested, or (iii) on the first business day next following the day of delivery to Federal Express for delivery to the addressee, addressed to the party to be notified as follows:
(i) If to the Lender:

Patrick White
28 East Main Street
Suite 1525
Rochester, NY 14614

(ii) If to Company:

Document Security Systems, Inc.
28 East Main Street
Suite 1525
Rochester, NY 14614
Attention: Vice President of Finance

or to such other address as each party designates to the other in the manner herein prescribed.

8.17. Equitable Relief. Company recognizes that, in the event Company fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, Lender’s remedy at law may prove to be inadequate relief to Lender; therefore, Company agrees that Lender, if Lender so requests, shall be entitled to temporary and permanent injunctive relief if Lender proves its entitlement to such equitable relief.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

DOCUMENT SECURITY SYSTEMS, INC.

By:	/s/ Phil Jones
Name: Phil Jones
Title: Vice President of Finance

/s/ Patrick White
Patrick White